Exhibit 99.1

LightPath Technologies, Inc. To Address Nasdaq Letter

Concerning Continuing Eligibility For National Market Listing

For Immediate Release

(February 18, 2004) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced that, as noted in the Company’s quarterly report to the SEC on Form 10-Q filed on February 11th, our stockholders’ equity was reported at $8,158,000 on December 31, 2003, which does not meet the minimum stockholders’ equity requirement of $10 million under the Nasdaq National Market (NMS) continuing listing rules. On February 12th, the Nasdaq notified us that they are reviewing our compliance with the listing requirements and requested that the Company provide, by February 27, 2004, the Company’s specific plan to achieve and sustain compliance with them, including the minimum stockholders’ equity standard.

The Company intends to respond to Nasdaq by February 27th with our plan to achieve and sustain compliance with the NMS listing requirements, including the minimum stockholders’ equity requirement.

The plan the Company intends to present will elaborate on the following points:

•	The Company’s settlement of prior litigation has added over $700,000 to our stockholders’ equity position in the current quarter,

•	The Company’s progress in evaluating various financing alternatives which, if one is consummated, should result in an addition to our stockholders’ equity position, and

•	How the Company’s recent progress and ongoing business plan, together with its anticipated increasing sales levels, will help it reach sustainable positive cash flow and profitability, resulting in increasing stockholders’ equity.

Ken Brizel, President & CEO, stated, “Our business transformation and diversification beyond the telecom sector to right-size the business and execute on our plan to reach breakeven cash flow and profitability is progressing. Our continuing focus going forward is profitability which provides increased retained earnings to add to cash flow and to sustain our Nasdaq National Market listing requirement.”

About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003; Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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